RedChip™

Genesis Bioventures, Inc.

(OTC BB: GBIW)

August 14, 2006 | TARGET PRICE: $ 0.72 | RATING: SPECULATIVE BUY

VISIBILITY

INITIAL REPORT

LESLIE RICHARDSON,
MBA, LEVEL III CFA CANDIDATE
Research Analyst
1-800-RED-CHIP
Leslie.Richardson@redchip.com

Genesis Bioventures

Genesis Bioventures, Inc.
#1A-3033 King George Hwy.
Surrey, BC, Canada V4P 1B8
Tel: 604-542-0820
Fax: 604-542-0821
Email: GBI@gnsbio.com
Website: www.gnsbio.com

AT A GLANCE

TICKER	GBIW
RATING	SPECULATIVE BUY
SECTOR	Healthcare
RECENT PRICE	$ 0.22
TARGET PRICE	$ 0.72
REPORT DATE	08/14/06
MARKET CAP	$11.73M
SHARES OUTSTANDING	$ 53.43M
52-WEEK HIGH	$0.50
52-WEEK LOW	$ 0.02
PRICE/EARNINGS	N/A
PRICE/BOOK	N/A
f PRICE/SALES	N/A
FLOAT	18.02M
OPERATING MARGIN	N/A
AVERAGE DAILY VOLUME	62,909
FISCAL YEAR END	DECEMBER
INSIDER SHAREHOLDERS	29%
Chairman & CEO	Douglas C. Lane

** We reserve our Visibility rating for companies who are not fully reporting.*

INVESTMENT HIGHLIGHTS

- GBIW is an excellent turnaround opportunity that has recently brought in a new CEO, Douglas Lane, who has the vision, knowledge, and experience to build a portfolio of successful biotech companies.
- Mr. Lane's near-term strategy is to increase value of existing diagnostic businesses which should reach breakeven in twelve to eighteen months.
- GBIW's Prion Development Laboratory has the first 30 minute rapid diagnostic test for BSE commonly known as mad cow disease.
- GBIW's BioMedical Diagnostics' MSA test predicts the risk of developing breast cancer years before symptoms occur.
- Long-term, Mr. Lane will build a portfolio of undervalued assets with validated core science and technology that can produce revenue within 12 months and achieve EBITDA breakeven within 24 months.

We have put a twelve month price target on GBIW of $0.72. Our valuation is based on a combination of GBIW's products opening two new multi-billion dollar markets and the expected accelerated revenue growth for each product line. Our belief is that CEO Doug Lane has the leadership and drive to get both products to market and bring the business segments to breakeven within the next twelve months. We feel that GBIW's investment risk is balanced with its upside opportunities since no product development is needed, just the implementation of a targeted marketing program.

OVERVIEW

Genesis Bioventures (GBIW) is an exciting turnaround opportunity that recently brought on a new CEO to launch its two product lines and build the company's product portfolio. Mr. Douglas Lane has a strong track record in identifying and developing undervalued assets and has successfully executed various mergers and acquisitions at SmithKline Beecham Clinical Laboratories, now Quest Diagnostics. After carefully analyzing GBIW's history, product line, and potential, Mr. Lane accepted the position of GBIW's CEO, officially taking the reins in April, 2006. Mr. Lane brings to GBIW a fresh vision in building a successful portfolio of biotech companies with novel therapeutics, diagnostics, and niche products for GBIW.

GBIW's current portfolio consists of two companies, Prion Developmental Laboratories (PDL) and BioMedical Diagnostics (BMD). Prion Development has a rapid and inexpensive diagnostic test to detect Transmissible Spongiform Encephalopathies (TSE's) such as Mad Cow Disease in cattle and Chronic Wasting Disease in deer and elk. BioMedical Diagnostics has a proven diagnostic test to assess the risk of developing breast cancer. The results provide guidance for breast cancer monitoring which should improve the rate of early detection of the disease.

PRION DEVELOPMENT LABORATORIES



BSE Testing for Mad Cow Disease

PDL develops diagnostic tests that detect prion disease. The most widely known prion disease is bovine spongiform encephalopathy (BSE) or mad cow disease, a degenerative nerve disease as a result of infectious prions. The prions attack a cow's brain tissue, causing holes to form. As the brain loses function, the cow becomes disoriented and clumsy. Eventually the animal loses all muscle control and is unable to walk or eat. No treatment is available.

BSE was first identified in 1985 in the United Kingdom. Since then over 180,000 worldwide cases of BSE have been discovered, the majority of which are in the UK. The prevalence of BSE incidents in the UK has been devastating to the beef industry there. One of the biggest concerns regarding BSE is the long incubation period which can take up to fifty years before signs appear. While BSE is a horrible fate for the animal, the risk to humans is that ingesting BSE-infected meat can lead to an always-fatal neurological wasting disease called variant Creutzfeldt - Jakob disease (vCJD). As of March 2006, 190 people in the world have been reported to have vCJD. The UK has the majority of the cases, with 160 infected people reported.

PDL's Rapid Prion Detection Assay is a patented rapid strip test for detecting TSE that is used on-site by testing the cattle's brain tissue. The test yields 100% sensitivity and 100% specificity in trails on

confirmed negative and positive samples at the Veterinary Laboratory Agency in Weybridge, UK, a leading TSE research laboratory. The results of the test meet regulatory requirements necessary to achieve approval to be sold in all major markets in the world including the US, Canada, Japan, and the European Community. It is the only test that takes less than an hour to complete with accurate and easily interpreted results. The speed, ease, and efficiency of the test opens new market opportunities in TSE testing. Cattle processing companies can now cost-effectively test every single cattle for TSE that it processes at the slaughterhouse.

PDL also has two other rapid tests: one for Chronic Wasting Disease (CWD) , a prion disease found in deer and elk; and for scrapie, a prion disease found in sheep and goats. The rapid strip test for CWD was previously approved by the USDA and will be marketed to hunters for use in the field. Preliminary results suggest that the test may be useful in detecting vCJD in humans.

U.S. Controversy of Testing For BSE: The first case of BSE was discovered in the US in December 2003. Since then, the USDA started a program to test half of the nation's 450,000 "downer" cows, or cows that cannot walk. Mandatory testing is not being done nor is it being supported by the USDA on the 35 million head of cattle the US slaughters annually. The USDA is reluctant to admit that herds of cows continue to be infected with mad cow disease and even goes to extended efforts to suppress the news of outbreaks.

The USDA's reluctance to test for BSE stems from the high cost of having to slaughter an entire herd when one cattle tests positive for BSE. The disease is thought to be acquired by eating food contaminated with malformed proteins from brain or other nerve tissues from infected cattle. Because it is contracted through feed, when one animal is identified with the disease, all animals exposed to the same feed are at risk of exposure. For example, the 180,000 cases in the UK have led to the incineration of nearly 6 million cows suspected of carrying BSE. The availability of a faster more accurate test can prevent BSE-free cows from being sent to the incinerator, thereby removing an unnecessary cost of testing.

BSE in North America: In the spring of 2006, the eighth case of BSE in North America cattle was confirmed. It is also the second confirmed case for the year. Three cases have been detected in the US and six in Canada. Currently, the U.S. bans all Canadian cattle older than 30 months to cross the border. The ban went into effect in 2003 and has resulted in a reduction in exports from 500 tons a week to only 20 tons a week. As of August 5, 2006, a sixth case has been confirmed in Canada, by the Canadian Food Inspection Agency.

Recent studies have raised questions of the possibility that the last two cases found in the U.S. appeared spontaneously. This implies that there is a tremendous amount of information that is still not known about the disease. Yet, the US tests about 1% of the nation's cattle for mad cow disease. The debate is intense over the USDA's policy of BSE testing in beef. The program is considered inadequate and undercuts the safety of America's beef. Many consider the USDA to have its "head in

the sand" as it impairs an industry it is suppose to protect. The cost of testing using PDL's rapid assay would add only one to two cents to a pound of beef. Moreover, a standard testing regime would enable producers to market their beef as 'tested for BSE.'

Demand for BSE-Free Meat: In a recent survey, nearly one-third of the participants said they are concerned or very concerned about the safety of U.S. beef. Over 70% said they would pay more to ensure that cattle going into the human food supply are BSE-free. Nearly half of the meat packers surveyed said they would consider testing every animal they process if the tests had USDA approval. Moreover, since the first cases of BSE were reported in the U.S. and Canada, sales of organic beef are up. Demand has outpaced growth with reports that organic beef sales have double each year since 2003. This has driven the U.S. organic meet market to be highly dependent on imports mainly from Latin America, Australasia, and Canada.

BSE Testing: There is no other quick BSE testing on the market today and only five USDA approved laboratory screening test. . The only BSE confirmatory test is done by microscopic examination of brain tissue using sophisticated laboratory techniques. The test is considered "gold standard" and takes about a week to run. Other screening tests are available that provide results within four to five hours after the sample is received at the testing laboratory. Another issue in the controversy of testing is that beef processing plants have about 15 hours from the time of slaughter to pack and ship the meat. PDL's rapid test provides on-site real time results in 30 minutes, barely disrupting current packaging process.

Worldwide Furure Cattle Production Estimate					
	2006	2007	2008	2009	2010
USA	34,572,000	34,917,720	35,266,897	35,619,566	35,975,762
Canada	4,340,000	4,383,400	4,427,234	4,471,506	4,516,221
EU-25	28,400,000	28,684,000	28,970,840	29,260,548	29,553,154
Pacific Rim	95,489,000	96,443,890	97,408,329	98,382,412	99,366,236
South America	63,200,000	63,832,000	64,470,320	65,115,023	65,766,173
ROW	22,062,000	22,282,620	22,505,446	22,730,501	22,957,806
Total	**248,063,000**	**250,543,630**	**253,049,066**	**255,579,557**	**258,135,353**
Addressable Market (Cattle Tested Per Year)					
USA	297,319	300,292	793,505	1,780,978	3,597,576
Canada	37,324	87,668	221,362	335,363	677,433
EU-25	7,100,000	7,171,000	10,139,794	13,167,247	17,731,892
Pacific Rim	4,774,450	7,233,292	9,740,833	12,297,802	14,904,935
South America	158,000	319,160	644,703	1,627,876	3,288,309
ROW	55,155	111,413	225,054	568,263	1,147,890
Total	**12,422,248**	**15,222,825**	**21,765,251**	**29,777,528**	**41,348,036**

Japan and England test all slaughtered meat for BSE, and most European nations test cattle 24 months and older before they are slaughtered. Since Japan has implemented its diligent testing program, it has found 28 cases of BSE. New Zealand, Australia, Argentina, Uruguay, Iceland, and Singapore are all recognized as BSE-free countries by the World Organization for Animal Health (OIE).

Currently, the worldwide market for BSE and other forms of infectious prion disease testing is estimated to be $20 billion. The BSE testing market is primarily driven by government agency mandates, but many meat processing companies have indicated interest in a rapid, cost-effective test.

Chronic Wasting Disease: The first cases of CWD were detected in captive deer and elk in the late 1960's, but it was not until the early 1990's with the detection of additional infections that CWD has become a concern within hunting communities. CWD occurs in free-ranging deer, elk, and moose in several places in North America including Colorado, Utah, Wyoming, and Wisconsin. These states recognize CWD as an important wildlife health issue and are concerned about CWD resulting in substantial economic losses, the spreading fear of eating venison, and the damage to the sport of deer hunting. Wisconsin has stated its concerns regarding CWD as follows:

- There is no scientific evidence that CWD will burn itself out if left alone.
- Virtually all white-tailed deer in Wisconsin are genetically susceptible to CWD.
- A simulation model suggests that if left unmanaged over the next 10-30 years, CWD will spread throughout Wisconsin and disease prevalence will increase to more than 40 percent of adult deer.
- Deer hunter surveys suggest nearly half would stop hunting if prevalence increases to 50 percent.

Currently, PDL has the only USDA approved CWD test available for hunters. The recommendation for hunters in avoiding CWD is not to shoot animals that look sick, wear rubber gloves when field dressing, and don't eat the spinal cord tissues or brain. PDL's CWD test was developed to be used in the field with results available in 30 minutes.

Competition: The only BSE tests available are done post mortem on brain tissue from slaughtered animals, based on detecting the misfolded prion protein that is found after the disease has progressed to a late stage.

Bio-Rad is a billion dollar life science and clinical diagnostic company and has 65% of the worldwide market of TSE testing. The company has been selling TSE tests since the beginning of the BSE crisis in Europe and offers a complete range of products including reagent kits, equipment, and software. It has a short assay protocol that provides result in less than 6.5 hours. InPro Biotechnology has a diagnostic test, CDI™, for prion disease in cattle, sheep, and deer that provides results in four to five hours. Other companies with prion diagnostic tests include Abbott Lab., Prionics, CEDI Diagnostics,

Idexx, and Microsens Biotechnology. None of these companies can truly claim the degree of on-site rapid response offered by PDL.

BIOMEDICAL DIAGNOSTICS

BMD has a proprietary breast cancer screening assay that can predict up to 10 years ahead of a mammography the risk of developing breast cancer. The blood test checks the level of a certain protein, mammastatin, in a woman's system. If the level is low or is missing, there is an increased risk a woman has of developing breast cancer.

Mammastatin: Mammastatin is a naturally occurring protein first identified in 1986 by Dr. Paul Ervin at the University of Michigan's Cancer Center. Through Dr. Ervin's research on mammastatin he determined that Mammastatin:

- Is a protein produced by healthy women
- Block's breast cancer cell growth
- May be missing in approximately 90% of breast cancer patients
- Could be used as a treatment to inhibit breast cancer cell growth
- Is non-toxic and is thought to affect only breast cancer cells

The protein is present in healthy women as a 53 kD growth inhibitory protein. The protein is either absent or present in low levels in the blood of breast cancer patients. In a preliminary study of 150 healthy women and 450 breast cancer patients, mammastatin was present in the blood of over 85% of healthy women but absent in over 90% of breast cancer patients.

BioMedical has an exclusive license from the University of Michigan for the use of mammastatin in screening for the risk of breast cancer.

Breast Cancer: Breast cancer is the second leading cause of cancer death in America after lung cancer. It is the most common malignancy affecting women in North America and Europe. While there are many known risks factors, both hereditary and lifestyle, associated with breast cancer, every woman is considered to be at risk. Risk factors for breast cancer include age, family history, having the first child after the age of 30 or not having a child at all, obesity, and not exercising. The only way to determine 100% if breast cancer is present is with a biopsy.

Breast cancer is staged in five different groups.

- Stage Zero: The risk factor for future development of cancer, but cancer is not present.
- Stage One: Early stage cancer where the tumor is less than 2 cm across and has not spread beyond the breast.

- Stage Two: Early stage cancer where the tumor is less than 2 cm across and has spread to lymph nodes under the arm.
- Stage Three: Locally advanced breast cancer where the tumor is greater than 5 cm across and has spread to the lymph nodes under the arm
- Stage Four: Metastatic breast cancer where the cancer has spread outside the breast to other organs in the body.

Mammastatin Serum Assay: BDM's first commercialized test is Mammastatin Serum Assay (MSA) that screens for indication of breast cancer. MSA alerts patients to their risk of developing the disease, influences women at risk to constantly monitor for breast cancer, and aids physicians in interpreting mammograms. Diligently screening for breast cancer can help in detecting cancer at an early stage before symptoms appear. The earlier breast cancer is found, the more likely it is that treatment can be effective. One in eight women is at risk for developing breast cancer, yet the risk of dying from breast cancer is much lower at one in twenty-eight, primarily due to early detection.


Original Mammogram Taken for Screening Breast Cancer

Mammograms, clinical breast exams, and self-breast exams are the primary screening methods in practice today for breast cancer. A mammogram is simply an x-ray of each breast and can often detect tumors before they are felt. Regular mammograms can decrease the mortality rate of breast cancer by 30%. The current recommendation is for women over 40 to have mammograms on an annual basis and for women with genetic mutations or family history to begin earlier. About 15% of tumors can be felt but cannot be seen by a mammogram. Even though a mammogram is considered a very useful screening tool, it is estimated that a tumor has been developing for eight to ten years by the time it is visible on an x-ray. Therefore, there is a strong need for a diagnostic test that detects the presence of cancer at a much earlier stage. The MSA test can provide additional information to assist with this process. It can provide valuable information in determining how often a woman should have a mammogram or additional in-depth testing.

The MSA adds a new biologically based parameter to assess breast cancer risk, thereby encouraging high risk women to seek a more intensive screening regimen. The MSA is not meant to be a stand-alone cancer diagnostic. It should be used in conjunction with standard mammography and patient history to help physicians make decisions about how to manage the care of their patients. The presence of mammastatin may indicate, with high probability, that a patient does not have an elevated risk of developing breast cancer. The MSA offers the advantages of early detection, a low error rate, and low costs when combined with current detection methods.

BMD has received the Federal CLIA (Clinical Laboratory Improvement Amendments) Laboratory

Certificate of Compliance that allows it to market and provide the test results to physicians for research and information purposes through its lab in Ann Arbor, Michigan.

Other Breast Cancer Screening Tests: Scientists are working on isolating genes that are responsible for hereditary breast cancer. Some better known genes include BRCA-1, BRCA-2, p53, and HER2. Between 3% -10% of breast cancers may be related to changes in either of the genes BRCA-1 or BRCA-2. However, a positive test result does not necessarily mean a woman will develop breast cancer. There are no other early indication tests for breast cancer on the market.

GBIW's EXECUTION STRATEGY

GBIW's implementation of its execution strategy is contingent upon the Company obtaining adequate financing. Once the financing is in place, the Company will be able to launch its execution strategy.

TSE Diagnostic Assay: GBIW's first step in bringing the TSE diagnostic assay to market is to establish a contract for the manufacturing of the rapid assay test strips. Next, the Company will obtain BSE and Scrapie Rapid Assay on contract manufacturer for USDA approval. While the US market is expected to take time to penetrate, GBIW already is in discussion with several countries in the Pacific Rim and Canada about using its TSE Rapid Assays.

Marketing efforts are directed to the accelerated adoption of TSE Rapid Assays targeting high volume testing in both domestic and international production with the benefit that TSE testing of all cattle will increase the economics of cattle imports/ exports. Testing all cattle essentially eliminates the need for trade restrictions based on concern of contaminated beef entering the food supply. BSE-free labeling also provides opportunity to charge a premium and market to safety conscious consumers.

GBIW will generate revenue from its TSE diagnostic assays through exclusive territory sublicenses with partners in the Pacific Rim, US, Canada, Mexico, Central and South America, and the EU. The terms of the agreement include an upfront license fee, license maintenance fee, exclusive wholesale purchase of product for resale, royalty on sublicense fees, and royalty on product sales.

MSA Assay: GBIW will immediately reintroduce the CLIA MSA assay in the market within six months and establish breakeven within 12 months. The initial re-launching will be regional, targeting the medical community around the University of Michigan. Many of the medical professionals in this region are already familiar with the MSA assay and have the knowledge and understanding of its science making them likely candidates for early adopters. Women over 40 and high risk women will be the first to be targeted in this phase. The next phase after the launch in the regional market is to expand nationally. GBIW will transfer the CLIA assay to a national laboratory for national distribution. At this stage, additional tests based on a larger sample size will be submitted to the FDA for certification. GBIW expects to receive the FDA certification within two years from financing. FDA certification is not needed to market the assay for sale, but it opens up the opportunity for third party payments

such as insurance companies. GBIW is already working with several woman's health organizations and media outlets which it will use to promote its MSA test.

Risks: GBIW is dependant on obtaining additional financing to execute the next stage of its growth plan. Management is currently in discussion with institutional firms with expertise in micro-cap financing. We believe that it will be successful in raising $5 million necessary to launch both its product lines. GBIW is also a development stage company with limited operating history. The Company's operating history makes it difficult to project with accuracy future developments.

Financials: GBIW has primarily operated as a research and development company and has not generated revenue from either business segment to date.

We have put a twelve month price target on GBIW of $.72. Our valuation is based on a combination of GBIW's products opening two new multi-billion markets and GBIW's achieving accelerated growth for each product line. GBIW is expected to breakeven in year one on revenues of $1.36 million and grow revenues at a CAGR of 126% for the next five years. In addition, gross margins are 100% since the Company sublicenses all manufacturing. Our belief is that CEO Doug Lane has the leadership and drive to get both products to market and bring the business segments to breakeven within the next twelve months. GBIW reached its high of $.50 in late February/ early March in anticipation of the renewed direction from management and bringing its products to market. We feel that GBIW investment risk is balanced with its upside opportunities since limited product development is needed, just the implementation of the right marketing program.

RedChip Visibility Research Disclosure
The analysts contributing to this report do not hold any shares of GBIW. Additionally, the analysts contributing to this report certify that the views expressed herein accurately reflect the analysts' personal views as to the subject securities and issuers. The analysts writing this report recognize and aspire to all of the CFA Institute Guidelines for Independent Research. RedChip Companies, Inc. ("RedChip") certifies that no part of the analysts' compensation was, is, or will be, directly or indirectly, related to the specific recommendation or views expressed by the analysts in the report. Additional information on the securities mentioned in this report is available upon request. This report is based on data obtained from sources we believe to be reliable, but is not guaranteed as to accuracy and does not purport to be complete. As such, the report should not be construed as advice designed to meet the particular investment needs of any investor. Any opinions expressed herein are subject to change. RedChip Companies Inc. is an affiliate of the Aurelius Consulting Group, Inc. Genesis Bioventures, Inc. is a client of the Aurelius Consulting Group, Inc. and of RedChip Visibility, a division of RedChip Companies. GBIW paid RedChip Visibility $26,000 for RedChip Research Report, $6,500 per month for twelve months of services, and 60,000 shares of Rule 144 stock for the RedChip Visibility program.

INCOME STATEMENT & PUBLIC COMPARABLES

GBIW Public Comparables

Symbol	7/7/2006 Price	6//2006 Price 1 Mo	Change	1/7/2006 Price 6 Mo	Change	7/7/2005 Pr. 1 Yr	YTD Chg
GBIW	$0.20	0.24	(0.17)	0.095	1.11	0.17	0.18
ADZA	$13.99	15.25	(0.08)	21.2	(0.34)	15.85	(0.12)
EZEM	$13.96	16.07	(0.13)	24.08	(0.42)	14.4	(0.03)
DIGE	$38.92	37.85	0.03	29.98	0.30	29.02	0.34
NEOG	$18.72	19.73	(0.05)	22.5	(0.17)	14.19	0.32

Symbol	52 Low	52 High	ttm EPS	ttm P/E	Shares Out (m)	Float (m)	Mkt Cap (m)	mrq P/B	ttm P/S
GBIW	0.03	0.5	n/a	n/a	36.80	29.49	8.83	n/a	n/a
ADZA	11.26	23.35	0.61		17.45	14.18	264.75	2.63	5.79
EZEM	13.3	26.59	0.88		10.86	6.98	163.40	1.71	1.26
DIGE	26	44.4	0.08	494.74	23.19	18.97	895.06	5.45	6.33
NEOG	13.5	25.22	0.87		8.29	7.09	151.42	2.45	2.20

Symbol	(ttm)(mil) Revenues	ttm Rev Share	(mrq)(mil) Cash	mrq Cash Share	Debt	lfy Inside Own.	yoy Revenue Growth	Fiscal Year	Company Name
GBIW	0.00	0.00	0.14	0.00	0.00	29.00%	n/a	December	Genisis Bioventures
ADZA	44.79	2.57	90.51	5.19	0.00	67.20%	12.30%	December	Adzea Biomedical Corp.
EZEM	133.26	12.27	31.69	2.92	0.27	73.40%	4.60%	May	E-Z-EM Inc.
DIGE	141.89	6.12	132.38	5.71	0.80	16.70%	31.90%	June	Digene Corp.
NEOG	68.63	8.28	1.88	0.23	12.80	14.29%	22.10%	May	Neogen Corp.

INCOME STATEMENT & PUBLIC COMPARABLES (CONT'D)

	2006	2005
Expenses		
Amortization	$451,997	$453,339
Loss on foreign exchange	-	-
Investor Relations:		
Share-based compensation	-	63,9751
Incurred		
Consulting and Management fees	141,000	81,000
Rent	10,130	13,322
Salaries and benefits	54,611	31,462
Professional fees	79,959	21,965
Financing costs	82,000	82,000
In-process research and development		
Research and development	-	85,608
General and administrative expenses	102,971	13,659
Total expenses	922,668	1,422,106
Net operating (loss)	922,668	-1,422,106
Other income (expense)		
Interest (expense)	-121,553	-80,828
Amortization of deemed discount	-26,250	-379,199
Foreign currency gain (loss)	-3,492	-62
Equity in loss of investments:		
Prion Developmental Laboratories, Inc.	-	-
Biotherapies Incorporated	-	-
Biomedical Diagnostics, LLC	-	-
Gain (loss) on debt settlements	-	-
Net (loss)	-1,073,963	-1,882,195
Weighted average number of common shares outstanding - basic and fully diluted	42,228,106	30,864,600
Net (loss) per share - basic and fully diluted	-0.02	-0.06